Exhibit 99.6
Consent of Morgan Stanley & Co. LLC
We hereby consent to the use in the Registration Statement (the “Registration Statement”) of Vista Outdoor Inc. on Form S-4 and in the related proxy statement/prospectus, which are part of the Registration Statement, of our written opinion dated October 15, 2023, appearing as Annex F to such proxy statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Morgan Stanley & Co. LLC”, “The Transaction—Background of the Transaction”, “The Transaction—Recommendation of the Vista Outdoor Board; The Vista Outdoor Board’s Reasons for the Transaction”, “The Transaction—Opinion of Morgan Stanley & Co. LLC”, “The Transaction—Certain Unaudited Prospective Financial Information”, “Merger Agreement—Representations and Warranties” and “Merger Agreement—Covenants Relating to Conduct of Business by Vista Outdoor Prior to Consummation of the Merger”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Martin Douglass
Martin Douglass Managing Director
New York, New York
January 16, 2024